EXHIBIT 16

Securities and Exchange Commission

Washington, DC 20549

We were previously the independent accountants for Northern Star Financial, Inc., and on August 14, 2002, we reported on the consolidated financial statements of Northern Star Financial, Inc. and subsidiary as of and for the year ended June 30, 2002.  On September 24, 2002, we were dismissed as independent accountants of Northern Star Financial, Inc.

We have read Northern Star Financial, Inc.’s statements included under Item 4(A) of its Form 8-K dated September 24, 2002, and we agree with such statements.

McGladrey & Pullen, LLP

Minneapolis, Minnesota

October 8, 2002

McGladrey & Pullen, LLP

is an independent member

firm of RSM International,

an affiliation of independent

accounting and consulting firms.